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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 25, 2001

Commission File Number: 1-9759

IMC Global Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3492467 (I.R.S. Employer Identification No.)

100 South Saunders Road
Lake Forest, Illinois 60045
(847) 739-1200
(Address and telephone number, including area code, of registrant's principal executive offices)

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Item 5. Other Events and Regulation FD Disclosure.

In April 2001, IMC Global Inc. (Company) amended its $550 million long-term credit facility, maturing in December 2002, and its $250 million short-term credit facility, maturing in September 2001 (collectively, Credit Facilities).

The principal revisions that were made to the Credit Facilities by the April 2001 amendments were: (i) to defer the Company's obligation to secure the Credit Facilities with the fixed assets of the Company and its domestic subsidiaries until May 21, 2001; (ii) to amend certain financial covenants (leverage ratio and interest coverage ratio), including retroactive amendments to those covenants as of March 31, 2001; and (iii) to trigger the Company's obligation to secure the Credit Facilities with substantially all of the stock and other equity interests and the assets (other than fixed assets) of its domestic subsidiaries and with a portion of the stock and other equity interests of its foreign subsidiaries (and the Company's related obligation to terminate its accounts receivable securitization facility).

A condition to the effectiveness of the April 2001 amendments was the delivery to the agent under the Credit Facilities of an underwritten commitment letter providing for a replacement credit facility for the Company in an amount not less than $500 million. In order to satisfy this requirement, the Company has entered into a commitment letter (Commitment Letter) with The Chase Manhattan Bank and Goldman Sachs Credit Partners L.P., pursuant to which they have advised the Company of their commitment to each provide up to $250 million of the replacement facilities (Replacement Facilities). In addition to the Replacement Facilities, the Commitment Letter contemplates that: (i) the Company will repay or repurchase its 6.625% senior notes due October 2001 promptly upon the closing of the Replacement Facilities; and (ii) the Company will issue $500 million of senior unsecured notes.

Set forth below is a brief summary of certain material terms of the Replacement Facilities specified in the Commitment Letter. However, as the final terms of the Replacement Facilities have not been determined, the final terms may differ from those set forth herein and, in certain cases, such differences may be significant.

It is contemplated that the Replacement Facilities will provide for a revolving credit facility of up to $250 million in revolving credit loans and letters of credit and a term loan facility of $250 million in term loans. It is further contemplated that the Replacement Facilities will be guaranteed by substantially all of the Company's direct or indirect domestic subsidiaries and will be secured by: (i) a pledge of certain equity interests and intercompany debt held by the Company or the subsidiary guarantors in their subsidiaries; (ii) a security interest in accounts receivables and inventory; and (iii) mortgages on certain real property.

The Commitment Letter is subject to a number of significant conditions, including but not limited to the issuance of $500 million of senior unsecured notes, and there can be no assurance that the Company will be able to establish the Replacement Facilities on the terms presently contemplated or any other terms that would be acceptable to the Company.

The amount available for borrowing under the Credit Facilities is reduced by the balances of commercial paper, letters of credit and guarantees. As of March 31, 2001, net available additional borrowings under the Credit Facilities was approximately $381 million.

This filing contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on current expectations. These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include conditions prevailing in the financial and capital markets from time to time, as well as factors described in the reports and documents that the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMC Global Inc.
/s/ J. Bradford James J. Bradford James Executive Vice President and Chief Financial Officer

Date:  April 25, 2001